Exhibit 99.1
FR Borco Topco, L.P. and Subsidiaries
Consolidated Financial Statements
December 31, 2009 and 2008
(With Independent Auditor’s Report Thereon)

FR Borco Topco, L.P. and Subsidiaries
Consolidated Financial Statements
For the Year Ended December 31, 2009 and
Period from February 7, 2008 through December 31, 2008

Independent Auditors’ Report
The Board of Directors
FR Borco Topco L.P. and subsidiaries:
We have audited the accompanying consolidated balance sheets of FR Borco Topco, L.P. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and partners’ equity for the year ended December 31, 2009 and for the period from February 7, 2008 (date of inception) to December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FR Borco Topco, L.P. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and for the period from February 7, 2008 (date of inception) to December 31, 2008 in conformity with U.S. generally accepted accounting principles.
KPMG ACCOUNTANTS N.V.
Rotterdam, the Netherlands
December 15, 2010

FR Borco Topco, L.P. and Subsidiaries
Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$45,110	$26,599
Accounts receivable, net	4,281	5,091
Related party receivables	1,059	1,536
Inventories	1,700	2,199
Other current assets	3,157	30,681

Total current assets	55,307	66,106

Non-current assets:
Property, plant, and equipment, net	518,385	439,116
Goodwill	141,346	141,346
Other intangible assets, net	264,714	278,026
Related party receivables	896	1,035
Other assets	10,971	13,199

Total assets	$991,619	$938,828

Liabilities and partners’ equity
Current liabilities:
Bank overdrafts	$4,109	$61
Trade and other payables	30,136	24,641
Accrued expenses and other liabilities	5,036	14,568
Current portion of long-term debt	15,000	—

Total current liabilities	54,281	39,270

Non-current liabilities:
Other liabilities	4,000	4,000
Long-term debt, less current portion	330,000	325,000

Total liabilities	388,281	368,270

Partners’ equity:
Partners’ capital	456,747	456,742
Retained earnings (deficit)	25,932	(288)

Total equity attributable to FR Borco Topco, L.P.	482,679	456,454
Non-controlling interest	120,659	114,104

Total partners’ equity	603,338	570,558
Commitments and contingencies (Note 18)

Total liabilities and partners’ equity	$991,619	$938,828

The accompanying notes are an integral part of these consolidated financial statements

FR Borco Topco, L.P. and Subsidiaries
Consolidated Statements of Operations
(In Thousands)

		Period from
		February 7,
		2008 (date of
	Year Ended	inception) to
	December 31,	December 31,
	2009	2008

Operating revenue:
Rental fees	$115,444	$66,689
Berthing fees	18,005	9,713
Other ancillary services	15,720	8,730

Total operating revenues	149,169	85,132

Operating costs and expenses:
Repairs and maintenance	8,992	8,261
Payroll costs and employee benefits	18,971	10,216
Amortization	13,312	8,874
Depreciation	22,340	12,515
Fuel expenses	3,427	4,499
General and administrative	13,653	8,152
Insurance	5,674	4,013
Loss on disposal of operating assets	11,210	—
Gain on settlement of insurance claim	(1,744)	—
Lease expenses	8,819	3,660

Total operating costs and expenses	104,654	60,190

Operating income	44,515	24,942

Other income (expenses):
Interest income	181	183
Interest expense	(17,646)	(12,570)
Change in fair value of derivatives	5,412	(18,348)
Other	313	5,438

Total other expenses	(11,740)	(25,297)

Net income (loss)	32,775	(355)

Net income (loss) attributable to noncontrolling interests	6,555	(67)

Net income (loss) attributable to controlling interests	$26,220	$(288)

The accompanying notes are an integral part of these consolidated financial statements

FR Borco Topco, L.P. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

		Period from
		February 7,
		2008 (date of
	Year Ended	inception) to
	December 31,	December 31,
	2009	2008

Operating activities
Net income (loss)	$32,775	$(355)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	22,340	12,515
Amortization of intangible assets	13,312	8,874
Amortization of deferred financing cost	2,194	1,461
Loss on disposal of operating assets	11,210	—
Provision for allowance for doubtful accounts	(97)	4,270

Change in fair value of derivatives	(5,412)	18,348
Gain on settlement of insurance claim	(1,744)	—
Changes in operating assets and liabilities:
Receivables	1,523	(8,874)
Inventories	499	37,560
Other current assets	1,924	(5,081)
Trade and other payables	4,124	(13,460)
Accrued expenses and other liabilities	(9,532)	14,568
Non-current operating assets	34	1,126

Net cash provided by operating activities	73,150	70,952

Investing activities
Acquisition of Propernyn N.V., net of cash acquired	—	(854,523)
Purchases of property, plant, and equipment	(106,036)	(45,711)
Proceeds from escrow account	25,600	1,100
Payments to escrow account	—	(26,700)
Insurance recoveries	1,744	—

Net cash used in investing activities	(78,692)	(925,834)

Financing activities
Bank overdrafts increase	4,048	61
Borrowings under working capital facility	20,000	—
Proceeds from term loan	—	325,000
Equity contributions	5	570,913
Finance fees and expenses	—	(14,493)

Net cash provided by financing activities	24,053	881,481

Net increase in cash and cash equivalents	18,511	26,599
Cash and cash equivalents at beginning of year	26,599	—

Cash and cash equivalents at end of year	$45,110	$26,599

Supplemental disclosure
Cash paid for interest (net of amounts capitalized)	$21,465	$7,645
Cash paid for income taxes	—	—
The accompanying notes are an integral part of these consolidated financial statements

FR Borco Topco, L.P. and Subsidiaries
Consolidated Statement of Partners’ Equity
(In Thousands)

		Retained	Non-	Total
	Partners’	Earnings	Controlling	Partners’
	Capital	(Deficit)	Interest	Equity

Balance at February 7, 2008 (date of inception)	$—	$—	$—	$—
Net loss	—	(288)	(67)	(355)
Partners’ contribution*	456,742	—	114,171	570,913

Balance at December 31, 2008	456,742	(288)	114,104	570,558
Net income	—	26,220	6,555	32,775
Partners’ contribution	5	—	—	5

Balance at December 31, 2009	$456,747	$25,932	$120,659	$603,338

The accompanying notes are an integral part of these consolidated financial statements

*	$1 was contributed by FR Borco GP Limited and the remainder was contributed by FR XI Offshore AIV LP

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
1. Description of the Business and Basis of Presentation
FR Borco Topco, L.P. (the “Company”) was registered on February 7, 2008 and is domiciled in the Cayman Islands. The Company and its subsidiaries (collectively the “Group”) are the owner and operator of an oil storage and transshipment terminal, with fuel blending and marine facilities, in Freeport, Bahamas.
The Company is an exempted limited partnership, with FR Borco GP Limited as the general partner and FR XI Offshore AIV LP as the limited partner.
The Company holds the general partner interest and 80% of the limited partner interest in FR Borco Coop Holdings, L.P. which is consolidated into the Group. Vopak Bahamas B.V. (“Vopak”) holds the remaining limited partner interest in FR Borco Coop Holdings, L.P. and is presented as a non-controlling interest in the Group.
Propernyn N.V (“Propernyn”), which at the time of acquisition was the parent of the operating company (“Baproven”), was acquired on April 29, 2008 and its results are therefore consolidated within the Group as of this date. See Note 3 for more details on this acquisition.
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Group’s functional currency is the US Dollar.
Principles of Consolidation
The consolidated financial statements include the accounts of FR Borco Topco, L.P. and the accounts of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1.	Description of the Business and Basis of Presentation (continued)
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Significant estimates and assumptions are used for, but not limited to, allowance for doubtful accounts, useful lives of assets, goodwill and other asset impairment, valuation of derivative financial instruments, and environmental and litigation related accruals.
2. Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Group’s cash equivalents consist of term deposits.
Concentration of Credit Risk
Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, and derivative financial instruments. The Group’s cash management and investment policies are in place to restrict placement of these instruments with only financial institutions evaluated as highly creditworthy.
With respect to accounts receivable, the Group establishes credit limits and performs ongoing evaluations of its customers, generally granting uncollateralized credit terms to its customers. In addition, customers must settle all outstanding balances prior to removing the products stored at the Group’s premises.
For the periods ended December 31, 2009 and 2008, three customers accounted for approximately 56.0% and 68.1%, of revenue, respectively. As of December 31, 2009, one customer accounted for 87% of the accounts receivable balance. As of December 31, 2008, three customers accounted for 89% of the accounts receivable balance.
Accounts Receivable
Trade receivables are recorded at their historical carrying amount, net of allowances for doubtful accounts. The Group maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management reviews the accounts on an individual basis considering changes in the current market conditions, customers’ financial condition, the amount of receivables in dispute, the current receivables aging and changes in

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
customer payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Related party receivables include amounts due from directors and employees and do not bear interest.
Inventories
Inventories of crude oil, fuel oil and related products are stated at the lower of cost or market, cost being determined on the first in — first out method.
Materials and supplies are also stated at the lower of cost or market, cost being determined on the average cost basis.
Property, Plant, and Equipment (“PPE”) and Repair and Maintenance Costs
PPE is carried at historical cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition or construction of the asset. The cost of constructed assets includes the cost of materials and direct labor, any other costs directly attributable to bringing the assets to a working condition for their intended use and capitalized borrowing costs.
Construction work in progress is included in the consolidated financial statements as a component of PPE.
The Group evaluates any significant decrease in the market price of a long-lived asset and any significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition as indicators of impairment. The Group evaluates the recoverability of PPE based on management’s estimate of undiscounted future cash flows attributable to the remaining economic useful life of the long-lived asset when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value. The Group noted no indicators of impairment in 2009 or 2008. As such, no impairment assessment related to property, plant and equipment was performed.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets. In instances when an asset is comprised of multiple components with substantially different useful lives, each component is depreciated over its own respective useful life. The estimated useful lives of the Group’s PPE is as follows:

Land improvements	15 - 30 years
Buildings	20 years
Plant, vessels and equipment	10 - 40 years
Tanks	10 - 40 years
Vehicles	5 - 10 years
Office furniture and equipment	5 - 10 years
Gains and losses on disposal of an item of PPE are determined by comparing the proceeds from disposal with the carrying amount of PPE. The net gain or loss is recognized in the consolidated statements of operations. For further details, see Note 9. The Group incurs maintenance costs on its major equipment. Repairs and maintenance costs are expensed as incurred.
Goodwill and Other Intangible Assets
Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.
Generally accepted accounting principles require goodwill to be tested at least annually for impairment. For goodwill, an impairment loss is recognized when the carrying value exceeds its fair value. The impairment test is comprised of two stages. The first step compares the fair value of the reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill of the reporting unit is considered not impaired. Otherwise, the second step of the goodwill test shall be performed to measure the amount of the impairment loss resulting from the excess of the reporting unit’s carrying amount over its fair value. The loss recognized cannot exceed the carrying amount of the goodwill.
The Group performs its impairment test for goodwill annually at November 30 and when a triggering event occurs between annual impairment tests. The impairment test is based on the income approach and cross-checked using a market approach. The income approach is a valuation technique in which the value of an asset or company is based on the future cash flows that it can be expected to generate.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
This approach projects the annual cash flows of the business, and discounts to a present value equivalent using a rate of return which accounts for the relative risk of realizing the projected cash flows and for the time value of money (assuming a rate of 11.3% and 12.3% for 2009 and 2008, respectively). The impairment test identified total business enterprise values in excess of carrying amounts during 2009 and 2008. Thus, there were no impairments recognized on goodwill during 2009 or 2008.
Other intangible assets comprise definite-lived contractual and non-contractual customer relationships, concessions and favorable elements in lease agreements resulting from acquisitions. These are carried at fair value at the time of acquisition less accumulated amortization and impairment losses. There were no indicators of impairment of other intangible assets during 2009 and 2008. As such, no impairment assessment related to other intangible assets was performed.
Amortization of other intangible assets is recognized in profit or loss on a straight line basis over the estimated useful life of the asset, from the date they are available for use. The estimated useful lives for the current and corresponding periods are as follows:

Customer relationships	14 years
Concessions	45 years
Favorable elements in leased Barge Dock agreement	60 years
Debt
Loans and borrowings are carried at amortized cost with any difference between cost and redemption value being recognized in the consolidated statement of operations over the period to maturity using the effective interest method. Deferred financing charges are included in other assets in the consolidated balance sheet and amortized into interest expense over the term of the loan using the effective interest method.
Derivative Instruments
The sole purpose of the Group’s derivative instruments is to cover interest rate risk arising from financing activities. Derivative instruments are included on the consolidated balance sheet at fair value.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
The Group’s derivative instruments as of December 31, 2009 and 2008 have not been designated and do not qualify as hedging instruments, and accordingly all changes in fair value of the derivatives that have not been settled are recognized in current earnings.
Changes in the fair value of the derivative instruments are classified in operating activities in the consolidated statement of cash flows, as a non-cash reconciling item. The Group does not enter into derivative financial instruments for trading purposes and is not a party to leveraged derivatives.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
US GAAP defines a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability, for example the reporting entity’s own internal data based on the best information available in the circumstances.
The carrying amounts reported for cash, receivables, bank overdrafts, trade payables and accrued expenses approximate fair value.
The Group’s derivative instruments consist of interest rate swaps. The Group uses an income approach to valuing these contracts. Interest rate yield curves, the Group’s credit spread and the counterparty’s credit spread are significant inputs into the valuation models.
These inputs are observable in active markets over the terms of the instruments the Group holds, and accordingly, the Group classifies its derivative assets and liabilities as Level 2.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
The following table sets forth the Group’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2009 and 2008, by level within the fair value hierarchy (in thousands):

		Quoted	Significant
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Interest rate contracts	12,936	—	12,936	—

		Quoted	Significant
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
Liabilities:
Interest rate contracts	18,348	—	18,348	—

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations in the period that includes the enactment date. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized. Although the Company is a Cayman Islands partnership and not directly subject to income taxes, the Group is comprised of both taxable and nontaxable entities.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
The Group did not record a provision for income taxes for the periods ended December 31, 2009 and December 31, 2008 as a result of its operations in the nontaxable jurisdiction of the Bahamas, reliance upon favorable advance tax rulings received from the Dutch tax authorities and net operating losses (“NOL”) incurred during these periods by the Group’s taxable entities. Deferred tax assets relating to the Group’s NOL carryforwards have been fully offset by a valuation allowance since it is more likely than not that such deferred tax assets will not be realized.
Beginning with the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, included in FASB Accounting Standards Codification (ASC) Subtopic 740-10 — Income Taxes — Overall, as of January 1, 2009, the Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Prior to the adoption of Interpretation 48, the Group recognized the effect of income tax positions only if such positions were probable of being sustained. The tax exempt status of the Group is considered a tax position which must be evaluated in accordance with ASC 740. Upon adoption and through December 31, 2009, the Group recorded no liability for uncertain tax positions, as the Group believes its tax positions were considered highly certain of being recognized for income tax purposes.
The Group would report tax-related interest and penalties as a component of income tax expense, if any were to be incurred.
Revenue Recognition
Rental fees, which represents fees charged for storage of crude oil and other products, is recognized ratably over the term of the respective contract. Customers are generally charged a rental fee based on committed gross tank capacity.
Customers are permitted to turn capacity through the facility (throughput), including pump-overs between tanks, once each month without any additional charge. Unused throughput cannot be accumulated and carried over to following months. Customers are charged for additional product turned through the facility. Fees for additional throughput are included in other ancillary services and were considered to be insignificant for the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Revenue from berthing fees and other ancillary services is recognized in the accounting period in which the services are rendered. Berthing fees represent amounts charged to ships that utilize the Group’s jetties.
Berthing revenue received or billed in advance is classified as deferred revenue and recognized as income over the period when the service is provided.
Leases
For the Group’s operating leases where it acts as lessee, lease expense is recognized on a straight-line basis across the lease term. The Group also acts as lessor in a lease of office space. This lease is classified as operating.
The Group did not have any capital leases as at December 31, 2009 or 2008.
Employee Benefits
The Group’s pension and savings plans are defined contribution plans under which the Group pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension and savings plans are recognized as an employee benefit expense in the consolidated statement of operations when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.
Defined Contribution Plan: The pension contribution paid by the Group for all of its permanent employees is between 3% and 6% of regular earnings, depending on years of service and classification of employee. The amount contributed under the defined contribution plan was $363,000 and $224,000 for the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008, respectively.
Savings Plan: The Group contributes to the savings plan up to 12% of the employees’ regular earnings. The contribution is determined according to the period of employment, employees’ contribution to the plan and the gross salary. There are no restrictions placed on the amount that can be contributed by the employee. The amount contributed under the savings plan by the Group was $595,000 and $404,000 for the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008, respectively.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Environmental Remediation Costs
The Group accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value since the amount and timing of cash flows related to that liability are not fixed or reliably determinable. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.
Foreign Exchange
The Group’s functional currency is the US dollar and it is equivalent in value with the Bahamian dollar. Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency are included in net income in the consolidated statement of operations. The effects of foreign currency transactions were not considered to be material for the periods ended December 31, 2009 and 2008.
Segment Reporting
The Group is managed as a single operating segment that provides tank storage and related services to its customers. All of the Group’s revenue is earned in the Bahamas.
New and Updated Accounting Standards
In June 2009, the FASB issued guidance related to the codification of the accounting rules and the hierarchy of generally accepted accounting principles. This guidance establishes the Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP and states that all guidance contained in the Codification carries an equal level of authority. The Codification does not change US GAAP; however, it does change the way in which it is to be researched and referenced. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
In May 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 165, Subsequent Events (codified as ASC 855, Subsequent Events, and amended in February 2010 by Accounting Standards Update (ASU) 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements). This guidance establishes authoritative accounting and disclosure guidance for recognized and non-recognized subsequent events that occur after the balance sheet date but before financial statements are issued. The guidance also requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The guidance in ASC 855, as amended, was effective for the Group in the year ended December 31, 2009, and will be applied prospectively. The adoption of this guidance in ASC 855 had no impact on our consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (codified as ASC 815, Derivative and Hedging, and amended in March 2010 by ASU 2010-11, Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives). ASC 815 established, among other things, the disclosure requirements for derivative instruments and for hedging activities. ASC 815 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. ASC 815 was effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Group’s adoption of these provisions in January 2009 did not have a material effect on the Group’s financial position, results of operations or cash flows.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (codified as ASC 810, Consolidation).
This guidance states that a noncontrolling interest in a consolidated subsidiary should be displayed as a separate component of equity in the consolidated balance sheet as opposed to a “mezzanine” item between liabilities and equity. Also, amounts that are attributed to the noncontrolling interest are to be reported as part of consolidated net income and not as a separate component of income or expense. Disclosure of the attribution between controlling and noncontrolling interests on the face of the income statement is required. Losses will be allocated to the noncontrolling interests even if the losses exceed the noncontrolling interests’ basis in the equity capital of the subsidiary. The guidance in ASC 810, as amended, was effective for the Group in the year ended December 31,

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
2009 with certain presentation and disclosure requirements applied retrospectively for all periods presented. The Group’s adoption of these provisions did not have a material impact on the Group’s financial position, results of operations or cash flows.
3. Business Combination
On April 29, 2008, FR Borco Holdings L.P, an 80%-owned subsidiary of the Company, acquired 100% ownership interest in Propernyn N.V., which at the time was the immediate parent company of Baproven. The results of Propernyn N.V.’s operations have been included in the consolidated financial statements since the date of acquisition. The acquisition enabled the Group to establish and operate a storage and transshipment terminal in Freeport, Bahamas. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations.
The aggregate purchase price was $855.3 million, consisting of $848.5 million of cash and $6.8 million of transaction costs, which were included in the total purchase price.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and cash equivalents	$789
Trade and other receivables	3,058
Inventories	39,759
Property, plant and equipment	405,920
Other long-term assets	1,293
Trade and other payables	(19,753)
Provisions	(4,000)

Net tangible assets acquired	427,066
Definite-lived intangible assets acquired	286,900
Goodwill	141,346

Total purchase price	$855,312

The intangible assets have a weighted average useful life of 30 years and consist of $142.6 million related to concessions with a useful life of 45 years, $141.3 million related to customer relationships with a useful life of 14 years, and $3.0 million related to favorable lease terms with a useful life of 60 years.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Business Combination (continued)
Concessions are a collection of licenses and agreements that have material effects on the business of the Group. The fair value of concessions acquired in the business combination was determined using the Greenfield approach, a variation of the income approach. The value of the concessions is calculated as the net present value (NPV) of operating a hypothetical new start-up oil terminal business in the Bahamas. The concession value is calculated by first estimating the cash flow that the typical market participants would assume to achieve from the operations of a similar type of business. The fair value of customer relationships acquired in the business combination was determined using the excess earnings method, whereby the subject asset is valued after deducting a fair return on all other assets that are part of creating the related cash flows. The contribution of other assets, such as fixed assets, net working capital and workforce, is estimated through contributory asset “capital charges”. These capital charges represent the return an investor would require to fund or make an investment in the contributory assets, and can be considered a compensation for the risk and opportunity costs of not being able to use the capital for other means.
The fair value of favorable elements in the leased Barge Dock agreement acquired in the business combination was determined using the NPV of the savings expected from the agreement.
In relation to the business combination, $26.7 million was deposited into an escrow account prior to the finalization of the sale agreement by the buyer. A portion of the escrow account deposit was established to ensure that certain obligations of the acquired company, which existed prior to the acquisition date, were funded. The remainder was to ensure that any insurance proceeds relating to an event which occurred prior to the acquisition date would be available for remittance to the seller up to a specified threshold. The escrow amount was recorded in other current assets as of December 31, 2008. Approximately $1.1 million was repaid in 2008 and the remainder was repaid in 2009.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. Related Party Transactions
Related party transactions not disclosed elsewhere in the consolidated financial statements are described below.
Vopak, who has a 20% non-controlling interest in the Group, acts as manager and operator of the terminal. Baproven has agreed to pay Vopak a management fee of $2.5 million per annum, adjusted annually for increases in the Consumer Price Index, to be paid on a quarterly basis in advance. In the event annual insurance expense as defined in the agreement entered into between Baproven and Vopak exceeds $6.0 million in the first three years, the annual management fee referred to above shall be reduced by the amount of such insurance excess not to exceed $1.0 million.
The Group recognized management fee expense of $2.5 million and $1.7 million for the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008, respectively, which is included in general and administrative expenses in the consolidated statement of operations.
The annual management fee has not been reduced by the amount of the insurance excess, if any, as the directors have not yet made a decision as to the types of insurance costs that will be included in the determination of the insurance excess amount.
Bahamas Oil Refining Company International Limited (“BORCO”), a subsidiary of Baproven, has agreed to pay Vopak an incentive fee following the fifth anniversary of the date of the business combination, April 29, 2008 (Effective Date), equivalent to 30% of the first $25.0 million of excess cash flow as defined in the relevant agreement and 50% of any excess cash flow over $25.0 million, provided that in no event shall such a payment exceed $15.0 million in the aggregate. Such payment shall be made no later than 120 days following the fifth anniversary from the Effective Date. To the extent that maintenance and capital expenditures are deferred or not made as contemplated, the relevant components used to determine this incentive fee shall be adjusted accordingly by the Board of Directors of one of Baproven’s shareholding entities.
In addition, Vopak is entitled to fees of up to $10.0 million to the extent that certain “greenfield” expansion is successfully completed within the budget set forth in the joint venture agreement and within five-years from the commencement of the greenfield effort. The ultimate amount of such fees is dependent upon the level of incremental storage volumes achieved relative to agreed upon thresholds. Such payment shall be made no later than 120 days following the completion of the time period provided for the greenfield expansion as per the agreement.
The Group has not accrued any amounts related to the cash flow incentive and Greenfield expansion fees as management and the directors have concluded that there is insufficient information with which to make a reliable estimate of such fees as of December 31, 2009 and 2008 due to the early stages of the related development activities.
See Note 6 for disclosures on employee receivables.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Accounts Receivable, Net
Accounts receivables, net as of December 31 comprise the following (in thousands):

	December 31,
	2009	2008

Trade receivables	$7,492	$7,778
Less: allowance for doubtful accounts	(4,173)	(4,270)
Other	962	1,583

Total	$4,281	$5,091

6. Related Party Receivables
Receivables due from employees are non-interest bearing. Loans may be granted to employees for up to six months of their salary and have a term of five years. Included in these employee receivables are receivables from directors and key management personnel amounting to $0.8 million and $0.6 million at December 31, 2009 and 2008, respectively.
7. Inventories
Inventories as of December 31 comprise the following (in thousands):

	December 31,
	2009	2008

Crude oil, fuel oil and related products	$690	$298
Materials and supplies	1,010	1,901

Total	$1,700	$2,199

Inventory is recorded at the lower of cost or market. Materials and supplies inventory was impaired by $0.2 million and $2.2 million during the periods ended December 31, 2009 and 2008, respectively, for slow moving and obsolete items. This expense was recorded in repairs and maintenance on the consolidated statements of operations.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Other Current Assets
Other current assets as of December 31 comprise the following (in thousands):

	December 31,
	2009	2008

Prepayments	$2,952	$4,926
Escrow account	—	25,600
Term deposits	174	131
Returnable deposits	31	24

Total	$3,157	$30,681

The term deposits included in other assets have original maturities of more than three months and earn interest at fixed rates ranging from 0.75% to 3.5% per annum for the year ended December 31, 2009 and 2.25% to 3.5% per annum for the period ended December 31, 2008.
As part of the acquisition agreement, described in Note 3, the Group set up an escrow account. Funds from the escrow account were released in February 2009.
9. Property, Plant, and Equipment, Net
Property, plant and equipment, net as of December 31 consists of the following (in thousands):

	December 31,
	2009	2008

Cost:
Land	$131,000	$131,000
Land improvements	1,770	1,768
Buildings	4,382	4,294
Plant, vehicles, vessels and equipment	133,725	94,287
Tanks	248,059	178,871
Office furniture and equipment	526	175
Construction-in-progress	31,237	41,236

	550,699	451,631
Less: accumulated depreciation	(32,314)	(12,515)

Total property, plant and equipment, net	$518,385	$439,116

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Property, Plant, and Equipment, Net (continued)
For the periods ended December 31, 2009 and 2008, total interest costs were $20.4 million and $14.4 million, respectively, of which $2.8 million was capitalized for the year ended December 31, 2009 and $1.8 million was capitalized for the period from February 7, 2008 to December 31, 2008.
During 2009, the Company recognized a loss on disposal of $11.2 million which relates to certain items of property, plant, and equipment that were disposed of and replaced.
10. Goodwill and Intangible Assets
Goodwill
As of December 31, 2009, goodwill represents the excess of the purchase price of the reporting unit over the carrying amount at the acquisition date. The changes in the carrying amount of goodwill for the periods ended December 31, 2008 and 2009 are as follows (in thousands):

Balance as of February 7, 2008	$—
Goodwill acquired during the period	141,346
Impairment charges	—

Balance as of December 31, 2008	141,346
Goodwill acquired during the year	—
Impairment charges	—

Balance as of December 31, 2009	$141,346

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Goodwill and Intangible Assets (continued)
Other Intangible Assets, Net
Other intangible assets, net consist of the following at December 31 (in thousands):

	December 31,
	2009	2008

Customer relationships	$141,300	$141,300
Accumulated amortization	(16,822)	(6,729)

Customer relationships, net	124,478	134,571

Concessions	142,600	142,600
Accumulated amortization	(5,281)	(2,112)

Concessions, net	137,319	140,488

Favorable lease elements	3,000	3,000
Accumulated amortization	(83)	(33)

Favorable lease elements, net	2,917	2,967

Total intangible assets, net	$264,714	$278,026

Estimated aggregate amortization expense for each of the next five years ending December 31, 2014 is $13.3 million.
11. Other Assets
Other assets as of December 31 comprise the following (in thousands):

	December 31,
	2009	2008

Deferred financing costs	$14,493	$14,493
Accumulated amortization	(3,655)	(1,461)
Restricted cash	133	167

Total	$10,971	$13,199

Restricted cash amounts relate to the term deposits pledged to guarantee former employee bank loans, customs bonds and credit card facilities, as described in Note 18.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Bank Overdraft
The Group does not have an available overdraft facility. The overdrawn bank position arises because of checks issued prior to year end which exceeded the bank balance and is repayable on demand. Cash flows resulting from the overdrawn bank position are classified as financing activities on the consolidated statement of cash flows.
13. Trade and Other Payables
Trade and other payables as of December 31 comprise the following (in thousands):

	December 31,
	2009	2008

Derivatives	$12,936	$18,348
Accounts payable — trade	8,397	897
Interest payable	1,166	4,925
Other payables	7,637	471

Total	$30,136	$24,641

See Note 16 for details relating to the derivatives balance.
14. Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities as of December 31 comprise the following (in thousands):

	December 31,
	2009	2008

Accrued expenses	$3,036	$12,118
Environmental remediation costs	6,000	6,450
Less: Long-term portions	(4,000)	(4,000)

Total	$5,036	$14,568

The environmental remediation liability balance was $6.0 million and $6.5 million as of December 31, 2009 and 2008, respectively. Of these amounts, $2.0 million and $2.5 million were classified as current in accrued expenses and other liabilities as of December 31, 2009 and 2008, respectively. The remainder is classified as non-current other liabilities. The liability is principally related to expenditures required to implement a subsurface oil remediation program and disposal of radioactive material.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Accrued Expenses and Other Liabilities (continued)
The Group has estimated the cleanup costs of the subsurface oil based on expected maintenance and technical costs required to implement the remediation program over the next 15-20 years and estimated undiscounted future cash payments based on those costs. This liability has been measured using the low end of a range of estimated expenditures to settle the obligation.
Also included in the environmental remediation liability balance are expenditures that will be required to dispose of radioactive material at a cost of $1.5 million as of December 31, 2009 and 2008. The material is expected to be disposed of within one year and the cost has been determined with assistance from a third party and is undiscounted. The costs related to environmental remediation are included within general and administrative expenses in the consolidated statement of operations.
15. Long-Term Debt
On April 29, 2008, the Group entered into a Credit and Guaranty Agreement whereby the lenders have agreed to extend credit to the borrower in the aggregate amount of up to $417.0 million. Within this agreement the group company FR Borco Acquisition Holdings B.V. acts as guarantor.
The loan agreement consists of the following (in thousands):

	December 31,
	2009	2008

Secured bank loan with principal amount not in excess of $325.0 million. This loan matures in April 2016. Interest on this loan is LIBOR + 2% margin (range of 2.31% – 6.25% during 2008-2009)	$325,000	$325,000
Working capital facility loan with aggregate principal amount not in excess of $85.0 million. This loan matures in April 2016. Interest on $5 million of the total drawdown was based on the prime rate (4.25% during 2009). For the remaining $15 million of the drawdown, interest is LIBOR + 2% margin (2.25% during 2009)	20,000	—

	345,000	325,000
Less: current portion	(15,000)	—

Total long-term debt	$330,000	$325,000

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
15. Long-Term Debt (continued)
There is an additional debt service reserve with an available principal amount up to $7.0 million that has not been drawn upon as of December 31, 2009 and 2008, respectively. This loan matures in April 2011 and interest rate on this loan is LIBOR plus a 2% margin.
The fair value of the Group’s debt is determined by a valuation model which is based on a conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves. These assumptions are observable in active markets over the terms of the facilities the Group holds. The estimated fair value of the debt was $357 million and $362 million as of December 31, 2009 and December 31, 2008 respectively. The carrying amount of the debt was $345 million and $325 million as of December 31, 2009 and December 31, 2008 respectively.
The Group pays a monthly commitment fee of 0.5% per annum on the unused balance of the working capital facility loan and debt service reserve. The total fees paid were $365,000 and $429,000 for the periods ended December 31, 2009 and 2008, respectively, and are recognized within interest expense in the consolidated statement of operations.
Outstanding indebtedness under the loan is secured by the assets of FR Borco Acquisition B.V. and its subsidiaries.
Maximum amount outstanding of long-term debt for each of the years subsequent to December 31, 2009 are approximately as follows (in thousands):

2010	$310,000
2011	280,000
2012	250,000
2013	210,000
2014	165,000
Thereafter	115,000
The Group is subject to several covenants in connection with the loan agreement. On an annual basis, the Group’s capital expenditure in an aggregate amount, is not permitted to exceed an amount based on a calculation specified in the contract. From June 30, 2009 the Group must also comply with the interest coverage ratio as detailed in the loan agreement. Additionally, in accordance with the agreement, the Group calculates excess cashflow on a semi-annual basis, and is required to make related payments within 45 days following the calculation dates (June 30 and December 31). Please refer to note 21 for the resulting payments made in 2010. The Group was in compliance with its covenants during the periods ended December 31, 2009 and 2008.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. Derivative Instruments
In connection with the loan agreement dated April 29, 2008, a floating interest rate of LIBOR plus a margin of 2% will apply for the first five years, and thereafter the margin will increase to 2.25%.
The Group entered into interest rate swaps in 2008 with two banks in order to economically hedge the risk of changing LIBOR interest rates related to a portion of the $325 million floating rate bank loan and the working capital facility. Under the interest swaps (each with a notional amount of $121.9 million as of December 2009 and 2008) the Group paid 4.032% and 4.035% fixed rates. As of December 31, 2009 the aggregate notional amount of the interest rate swaps equaled 71% of the $345 million total outstanding floating rate loans. The interest rate swaps were not designated and do not qualify as hedging instruments.
The effect of changes in market rates on interest rate swaps is recognized in net income. For the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008, the Group recognized a gain of $5.4 million and a loss of $18.3 million, respectively, in change of fair value of derivatives on the consolidated statements of operations. See Note 13 for other information about derivative instruments.
17. Income Taxes
The Group operates primarily in three jurisdictions — The Netherlands, Bahamas and Cayman Islands. The Cayman Islands does not impose an income tax. In the Bahamas, the Group operates under the Bahamian tax regime which provides for an income tax exemption in the Bahamas. In the Netherlands, the Group historically generated losses and expects this to continue in the foreseeable future. While the losses do carryover for Dutch income tax purposes, under the Dutch income tax law, these losses are available to offset only certain types of taxable income of which the Group does not expect to generate any material amounts. Accordingly, the Group does not expect to receive any income tax benefit from these losses and has provided a full valuation allowance against the resulting deferred tax asset. As a result, the Group has not recorded any income tax expense for the year ended December 31, 2009 or the period from February 7, 2008 to December 31, 2008 and has no current or deferred income tax assets or liabilities as of December 31, 2009 or December 31, 2008.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Income Taxes (continued)
Pre-tax income(loss) was attributable to the Cayman Islands and other jurisdictions as follows:

		Period from
		February 7,
		2008 (date of
	Year Ended	inception) to
	December 31,	December 31,
	2009	2008

Cayman	$(445)	$(13,550)
Non-Cayman	33,220	13,195

	$32,775	$(355)

The effective income tax rate of the Group is 0%. A reconciliation of the income tax expense based on the Cayman Islands’ statutory income tax rate of 0% to the income tax expense based on the effective tax rate is as follows:

		Period from
		February 7,
		2008 (date of
	Year Ended	inception) to
	December 31,	December 31,
	2009	2008

Income tax expense at Cayman statutory rate	$—	$—
Expected tax benefit of Dutch losses before consideration of valuation allowance	(5,311)	(3,785)
Change in valuation allowance	5,311	3,785

Total income tax expense	$—	$—

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Income Taxes (continued)
The Group had Dutch operating losses estimated to be $35,673 for Dutch income tax purposes as of December 31, 2009. Generally, these losses will expire if unused after 9 years. These NOL carryforwards will expire as follows:

2017	$14,845
2018	20,828

$35,673

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented as follows:

	December 31,
	2009	2008

Deferred Tax Assets:
Net operating loss carryforwards	$9,096	$3,785

Total Gross Deferred Tax Assets before Valuation Allowance	9,096	3,785
Valuation Allowance	(9,096)	(3,785)

Deferred Tax Liabilities:	—	—

Net deferred tax asset/liability	$—	$—

During 2009, and 2008, the Group increased its valuation allowance by $5,311 and $3,785 respectively, due to incurring further Dutch tax net operating losses.
The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group has not recorded any liability for uncertain income tax positions, as the Group believes its income tax positions were considered highly certain. The Group does not expect the total amount of unrecognized tax benefits will change significantly within the next 12 months.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Income Taxes (continued)
The Group’s policy is to record interest and penalties accrued on liabilities for uncertain tax positions as part of the income tax expense. For the periods ended December 31, 2009 and 2008, as there are no uncertain tax positions, there have been no interest or penalties accrued by the Group.
The tax periods ended December 31, 2009 and 2008 for the Netherlands remain open to tax examination. However, the income tax returns for the period ended December 31, 2008 have already been examined by the Dutch tax authorities who accepted the returns as filed. In practice, it is unlikely that the Dutch tax authorities will reexamine that year.
18. Commitments and Contingencies
Capital Expenditure Commitments
At December 31, 2009 and 2008, the Group had commitments for capital expenditure approximating $10.0 million and $52.8 million, respectively.
Lease Commitments
Rent expense, not including supplemental expenses such as mobilization charges and operational expenses, attributable to operating leases was $4.9 million and $2.3 million for the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008, respectively. As of December 31, 2009, the Group was committed to the following minimum annual payments under significant operating leases (in thousands):

Minimum
Lease
Payments
2010	$4,702
2011	4,702
2012	4,711
2013	4,832
2014	3,317
Thereafter	52,272

$74,536

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
The Group leases four tugboats from Smit Lloyd (Antillen) N.V. for a daily rate of approximately $6,750. The tugboat lease agreements are due to expire on September 30, 2014 with a 5-year renewal option.
The Group leases approximately 300 acres of seabed from the Bahamas Government. The seabed lease payments are based on a fixed fee of $1.2 million per annum, plus a variable fee relating to activity at the terminal. The variable fee for the periods ended December 31, 2009 and 2008 amounted to $0.6 million and $0.4 million, respectively. The seabed lease is due to expire on June 30, 2057. The terms of this lease are subject to renegotiation every three years.
The Group leases a barge from Smit Lloyd (Antillen) N.V. for a daily rate of approximately $2,778. The lease agreement is due to expire on November 30, 2013 with a 5-year renewal option.
The Group leases office space as a lessor. Rental income attributable to leases relating to the office space was $141,000 and $94,000 for the year ended December 31, 2009 and for the period from February 7, 2008 to December 31, 2008, respectively.
The Group has entered into capacity and storage leases as a lessor with remaining terms from approximately one to four years. The agreements make the gross storage capacity available on an exclusive, single-user basis. The Group classified and accounts for these agreements as operating leases. Future minimum payments to be received under these arrangements as of December 31, 2009, were as follows (in thousands):

2010	$138,805
2011	117,574
2012	62,577
2013	29,777
2014	—
Thereafter	—

$348,734

Litigation
The Group is involved in various legal proceedings and claims related to various matters. The Group’s operations reside in an immediate subsidiary of Baproven, and as a result, Baproven is a defendant in a number of the claims. Although the Group intends to vigorously defend these matters, the ultimate outcome of the actions cannot be predicted with certainty.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
The most significant matters relate to the demolition and dismantling of the oil refinery which has not been in service since 1985. Demolition was planned for 2005, however did not occur until 2010 due to various contract negotiations and resulting delays.
(i) Cleveland Wrecking Company Limited (“CWCL”)
In June 2005, CWCL commenced an action against Baproven for breach of an alleged contract to demolish and sell the parts of the refinery. CWCL alleged that Baproven agreed to pay CWCL $3.5 million to demolish or dismantle and remove certain refinery assets owned by Baproven.
As a result, CWCL reached a further agreement with Bay Oil Inc. to sell some of those assets (both demolished as well as surplus assets) to Bay Oil Inc. and Baproven was to participate in the proceeds from the sale to Bay Oil Inc. Since the demolition and deconstruction did not occur until 2010, CWCL sought unspecified damages for breach of both its alleged contracts with Baproven and the contract with Bay Oil Inc.
The matter was resolved in 2010. CWCL performed the demolition and Baproven paid CWCL $350,000 for their services.
(ii)	Oriental Supreme Limited (“OSL”)
Baproven is a defendant in an action commenced by OSL against Baproven and CWCL for the specific performance of an agreement, whereby OSL was due to remove the scrap metal from the demolished refinery after demolition by CWCL. It is alleged that Baproven prematurely terminated the agreement with OSL.
On July 15, 2008, the Court granted an injunction against Baproven and CWCL restraining them from proceeding with the demolition work that was the subject of the agreement with OSL. On July 25, 2008, however, the injunction was set aside.
OSL has failed to file and serve a Statement of Claim within the period allowed under the Rules of Court and is of the opinion that the probability of any future loss is remote. Baproven is now preparing an application for the action to be dismissed. The Company is unable to estimate the amount or range of potential loss, if any, which might result if the outcome in this matter is unfavorable.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
(iii) CWCL
In 2008, CWCL asserted another claim against Baproven for compensation of additional costs of approximately $0.3 million allegedly caused by an injunction obtained by OSL that temporarily prevented CWCL from carrying out the demolition work (please refer to the note above). Formal legal proceedings have not been commenced by CWCL against Baproven with respect of this claim.
In the opinion of Baproven’s attorney, Baproven is not obligated to compensate CWCL for additional costs allegedly suffered by reason of the injunction obtained by OSL and believes the probability of any future loss to be remote. The Company intends to vigorously defend itself in this matter and is unable to estimate the amount or range of potential loss, if any, which might result if the outcome in this matter is unfavorable.
(iv) McDonald Financial Corporation (“MFC”)
Baproven is a co-defendant in an action commenced by MFC against Baproven and CWCL. The claim relates to the sale of one of the assets in the refinery, the Vacuum Gas Oil Desulfurization Unit, which MFC were due to purchase from CWCL, after CWCL dismantled the unit and removed it from Baproven’s premises. As noted above, there were delays in the demolition, and as a result, the sale was finally terminated. On September 22, 2009, the Group reached a settlement with MFC. In November 2009, Baproven paid $350,000 as part of the settlement and accrued another $350,000 which was paid out in January 2010. These amounts were recorded in general and administrative expenses in the consolidated statement of operations during 2009.
Guarantees
In connection with the loan agreement, FR Borco Acquisition Holdings B.V. and FR Borco Acquisition B.V. entered into pledge and security agreements. For detailed information on the loan refer to Note 15.
Baproven is contingently liable under customs bond guarantees of $90,000 and also has available a corporate credit card facility of up to $20,000. The customs bond and credit card facilities totaling $110,000, both at December 31, 2009 and 2008, have been secured by pledging term deposit balances for those amounts. These restricted cash amounts are classified as other non-current assets.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Commitments and Contingencies (continued)
Baproven guaranteed a loan granted to a former officer by a bank by pledging term deposit balances equal to the outstanding loan amounts. The balance of the former officer’s loan as of December 31, 2009 and 2008 was $23,000 and $58,000, respectively. These restricted cash amounts are classified as other non-current assets.
Other
The Bahamas is a member of The International Oil Pollution Compensation Fund 1992 (“the Fund”), which is an organization that provides compensation and assistance in respect of oil pollution resulting from oil spills. Baproven is one of the contributors to the Fund. The amount of the contribution is determined based on the quantity of oil received by each contributor. The level of contributions varies from year to year, depending largely on the pollution incidents that have occurred and the amount of compensation and claim-related expenditure which the Fund expects to pay.
The amount of contributions are usually determined and billed in the fourth quarter of every year. No amounts were contributed for the year ended December 31, 2009. $0.6 million was contributed for the period from February 7, 2008 to December 31, 2008 and is included in general and administrative expenses in the consolidated statement of operations.
The Group accrues legal costs expected to be incurred related to recognized loss contingencies.
19. Partners’ Equity
Allocation of profits and losses of the partnership are distributed pro rata in accordance with the partners’ respective interests in the partnership provided that the limited partner is not liable for the debts or obligations of the partnership.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
20. Other Income
The Group recognized $0.3 million and $5.4 million in other income for the year ended December 31, 2009 and the period from February 7, 2008 to December 31, 2008, respectively.

		Period from
		February 7,
	Year Ended	2008 (date of
	December	inception) to
	31, 2009	December 31, 2008

Oil sales, net	$—	$4,195
Gain on sale of inventory	—	565
Other	313	678

	$313	$5,438

21. Subsequent Events
The Group has evaluated subsequent events from the balance sheet date through December 15, 2010, the date at which these consolidated financial statements were available to be issued.
During this period the Group recorded other income relating to an insurance claim with respect to jetty damages incurred during a storm in January 2009. The Group incurred costs of $10.2 million related to this damage, which were recorded in the statement of operations for the year ended December 31, 2009. The Group received insurance proceeds of $1.7 million, $2.1 million and $1.7 million in October 2009, May 2010 and September 2010, respectively. The proceeds received in October 2009 have been recorded in the consolidated statement of operations for the year ended December 31, 2009. The proceeds received during 2010 were recorded as other income subsequent to the balance sheet date.
In accordance with the Group’s loan covenants, excess cash flow calculations are performed every six months commencing June 30, 2009, with payments made within 45 days.
As a result of the excess cash flow calculations performed for the six months ended December 31, 2009 and June 30, 2010, principal prepayments of $14.06 million and $26.01 million were made in February and August 2010, respectively. A payment was not required as a result of the calculation at June 30, 2009.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
21. Subsequent Events (continued)
The Group paid down $5 million of its working capital facility loan during January 2010.
During June 2010, the Group entered into the Third Amendment to Credit and Guaranty Agreement, which amended certain terms of the Group’s long-term debt, including an increase to aggregate permissible capital expenditures in certain fiscal years and an increase in the EBITDA-interest coverage ratio.
As discussed in Note 18 to the financial statements, the demolition and dismantling of the oil refinery, originally planned for 2005, was started and completed during 2010. In relation to this demolition, the Company settled the MFC and CWCL litigation during 2010.